ALUNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

ALTERYX, INC.

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AYX Transaction Employee FAQ

General

1.	What was announced?

•	Alteryx announced that it has entered into a definitive agreement to be acquired by Insight Clearlake Capital and Insight Partners.

•	The all-cash transaction values Alteryx at approximately $4.4 billion, including debt.

•	Under the terms of the agreement, Alteryx stockholders will receive $48.25 per share in cash for each share of Alteryx Class A or Class B common stock that they own.

•	Upon completion of the transaction, Alteryx will become a privately held company.

•

With Clearlake and Insight, we will gain access to increased working capital, industry expertise, and flexibility as a private company. Together, we will build on our achievements and accelerate our mission of harnessing the power of analytics to enable customers all over the world to transform data into a breakthrough.

2.	Who are Clearlake Capital and Insight Partners? Why are they the right partners for Alteryx?

•

Clearlake, founded in 2006, and Insight, founded in 1995, are two of the most well-respected investment firms in technology and software companies. They both have outstanding records helping companies grow and thrive.

•

Clearlake’s breadth and accomplishments are impressive. It has over $70 billion of assets under management, and its principals have led or co-led over 400 investments, many in the firm’s core software and technology sector.

•	Additionally, Insight has supported Alteryx as an investor over the past decade, and has invested in and helped scale more than 800 companies worldwide.

•	Both Clearlake and Insight have great respect for our mission, people and technology, and they look forward to helping our company – and in turn customers and partners – be even more successful.

3.	Why did Alteryx enter into this transaction?

•	This agreement is the result of a strategic review initiated by Alteryx’s Board of Directors to maximize stockholder value and ensure that Alteryx is best positioned for growth and success.

•	Over the past several years, we’ve executed a comprehensive transformation strategy to enhance our go-to-market capabilities and establish a strong cloud and AI innovation roadmap.

•	Today, we take the next step in our journey.

•

Through this transaction, we will gain access to increased working capital, industry expertise, and flexibility as a private company. Together, we will build on our achievements and accelerate our mission of harnessing the power of analytics to enable customers all over the world to transform data into a breakthrough.

•	For our stockholders, the agreement provides significant, certain value.

•

The per share cash purchase price represents a 59% premium to the company’s unaffected closing stock price on September 5, 2023 (the last trading day prior to published market speculation regarding a potential transaction involving Alteryx).

4.	What are Clearlake’s and Insight’s plans for Alteryx?

•	We’re excited by the transaction we delivered for our stakeholders, but keep in mind, the transaction has not closed.

•	Until the transaction closes, Alteryx will continue to operate as a publicly traded company. Our business objectives, roles and responsibilities all remain the same.

•

Looking ahead, it is important to emphasize that Clearlake and Insight entered this agreement because they see a compelling opportunity to lend their expertise and resources to accelerate our growth and success.

•	Over the coming months, we will be diving deeper with them to explore new opportunities that we can pursue to drive even more marketplace wins and be a stronger company.

•	We expect that our mission, vision and strategy will remain the same. We look forward to sharing more specifics as our work with Clearlake and Insight progresses and plans come together.

5.	Do you expect further workforce reductions with this transaction?

•	We will continue to adapt the organization as needed to align with industry and business trends.

6.	Will there be any changes to the Alteryx name and brand?

•	We do not expect any changes to the Alteryx name or branding before or after closing.

•	We expect to continue operating as Alteryx.

7.	Who will lead Alteryx until closing? Are leadership changes expected after closing?

•	No leadership changes in connection with the transaction are planned or contemplated at this time.

•	We are continuing to operate under the same leadership team and reporting structure, including Mark Anderson as CEO and the rest of our current management team.

8.	Will Alteryx be merged with any other Clearlake Insight portfolio companies?

•	This is not something that we discussed in connection with this transaction.

•	Both Clearlake and Insight have great respect for our mission, people and technology, and they look forward to helping our company – and in turn customers and partners – be even more successful.

9.	What are the next steps? What happens between now and closing?

•	There are a number of customary approvals and conditions that we will satisfy over the coming months before the transaction is complete.

•	Until the transaction closes, it is business as usual, and we are continuing to operate as a public company.

•	We are relying on you to remain focused on your day-to-day responsibilities and serving our customers.

10.	When is the transaction expected to close? What approvals are required?

•

The transaction is expected to close in the first half of 2024, subject to customary closing conditions and approvals, including approval by Alteryx stockholders and the receipt of required regulatory approvals.

11.	What does it mean to become a private company? What are the benefits?

•

Becoming a private company means that, once the transaction is completed, Alteryx’s stock will no longer be listed or traded on any public stock exchange, and we will cease to be an SEC-reporting company.

•	In other words, we will effectively have one ownership group instead of many public investors.

•	This structure will provide us the flexibility to operate our business without the additional requirements that come with being a public company.

•	What doesn’t change, however, is our responsibility for achieving strong results and delivering for our customers and partners.

12.	Can you share some examples of other tech companies that have successfully gone private in the past few years?

•	There have been many high-quality names taken private over the last 2 years including:

•	Coupa

•	Qualtrics

•	Anaplan

•	Avalara

•	Citrix

•	Zendesk

•	Proofpoint

•	Talend

•	Cloudera

•	Sumo Logic

•	New Relic

13.	What does this transaction mean for employees?

•	Fundamentally, this transaction is about ensuring that we are best positioned to capitalize on Alteryx’s many strengths, including our talented employees.

•

With Clearlake and Insight, we will gain access to increased working capital, industry expertise, and flexibility as a private company. Together, we will build on our achievements and accelerate our mission of harnessing the power of analytics to enable customers all over the world to transform data into a breakthrough.

•	As our company grows and succeeds, we believe that our employee base will as well and that new career opportunities can be created.

•	While this is an exciting agreement with the potential for many benefits, we have not completed the transaction yet.

•	We remain a publicly traded company, and our business objectives, roles and responsibilities continue as usual.

•	We’re a couple weeks away from closing out Q4 and fiscal 2023, and we need to stay focused on doing what we do best: delivering for our customers and winning in the marketplace.

14.	How will this announcement affect my day-to-day responsibilities?

•	For now, and until the transaction closes, it will be business as usual. You should expect no change in your day-to-day responsibilities and reporting structure as a result of this announcement.

•	We are relying on you to remain focused on your day-to-day responsibilities and serving our customers.

15.	Will there be changes to reporting structures as a result of the transaction?

•	Until the transaction is closed, roles, reporting relationships and responsibilities continue as usual.

•	Our people are an important part of our success, and Clearlake and Insight recognize that our people helped get Alteryx to where it is today.

•	Over the coming months, we’ll be working collaboratively with Clearlake and Insight to assess the organization as we prepare to start operating as a private company.

•	We will continue to invest in talent and align resources with the needs of Alteryx, just as we do today.

•	As always, we’ll keep you apprised of any important updates.

16.	Will there be any changes to our remote work policies?

•	We are continuing to operate as usual, including with respect to our remote work policy.

17.	Will there be any changes to our bonuses?

•	We are continuing to operate as usual, including with respect to compensation and benefits programs.

18.	Will this transaction have any impact on employees’ benefits and compensation?

•	Until the transaction closes, we will operate under our current compensation and benefit programs.

•

While it is still too early to give definitive answers on all these points, we can tell you that there are no planned or contemplated changes to our general compensation and benefit programs (salaries, bonuses, broad-based employee benefits, etc.) at this time.

•	To the extent that there are any changes, we will inform you in advance with detailed communications.

19.	What will happen to my Alteryx RSUs at closing?

•	Until closing, we remain a public company, and RSUs that have been granted will continue to vest and be settled according to their vesting schedule.

•

At the closing, each vested RSU (including any RSUs that vest in connection with the closing) will be converted into the right to receive a cash payment equal to $48.25 per unit. This amount, less applicable tax withholding, will be paid through payroll shortly following the closing of the transaction.

•

At the closing, each unvested RSU will be cancelled and converted into the right to receive a contingent cash payment of $48.25 per share. This amount will generally vest according to the original vesting schedule of the underlying RSU, subject to existing vesting conditions, including your continued service with Alteryx through the applicable vesting date. Any contingent cash payment that vests will be paid to you, less applicable tax withholding, through the normal payroll occurring soon after the vesting date.

•

At the closing, any RSU that is subject to performance-based vesting and that has not become eligible for vesting based on the actual or deemed achievement of the performance metrics of the RSU (including any such achievement in connection with the closing) will be cancelled and will not receive a payment.

•	When the transaction closes, additional details on the treatment of your unvested RSUs will be provided.

20.	What will happen to Alteryx common stock I own?

•	If you own Alteryx Class A or Class B common stock at the time of the transaction’s closing, you will be paid $48.25 in cash for each share owned.

•	Decisions to buy or sell stock up to the closing of the transaction are subject to our usual policies regarding purchases and sales of Alteryx common stock.

21.	What will happen to my Alteryx stock options at closing?

•	Until closing, we remain a public company, and stock options that have been granted will continue to vest according to their vesting schedule.

•

At the closing, each vested stock option will be cancelled and converted into the right to receive a cash payment equal to $48.25, reduced by the per share exercise price for the option. This amount, less applicable tax withholding, will be paid through payroll shortly following the closing of the transaction.

•

At the closing, each unvested stock option will be cancelled and converted into the right to receive a contingent cash payment of $48.25 per share, reduced by the exercise price for the option. This amount will generally vest according to the original vesting schedule of the underlying option, subject to existing vesting conditions, including your continued service with Alteryx through the applicable vesting date. Any contingent cash payment that vests will be paid to you, less applicable tax withholding, through the normal payroll occurring soon after the vesting date.

•	When the transaction closes, additional details on your unvested stock options will be provided.

22.	What happens if I exercise my currently vested stock options before closing?

•	After paying the exercise price, you would receive shares of stock that would be converted into $48.25 per share at the closing of the transaction.

23.	Will I continue to be subject to trading windows?

•	Yes. Since we will continue to operate as a public company, all trading windows still apply. Please see Alteryx’s Insider Trading Policy for more information.

24.	What happens to our ESPP program?

•	The next purchase date in this offering is scheduled for February 14, 2024.

•	No new offering periods will start under the ESPP.

•	No new participation is permitted in the current offering period.

•

If the February 14 purchase date occurs before the closing of the transaction, there will be a final purchase of shares in accordance with the rules of the ESPP on that date. Should the transaction close before February 14, then the current purchase period will be shortened and a final purchase under the ESPP will occur before the transaction closes. We will notify you of any new purchase date.

•	Anyone not currently enrolled in the ESPP will not be permitted to enroll. Enrollees will not be allowed to increase elections in this offering period.

•	Current participants have the option to withdraw from the ESPP, subject to the terms of the ESPP.

25.	Will we continue to grant equity awards?

•	As we will no longer have publicly traded stock following the completion of the transaction, we do expect changes to our incentive equity structure after the closing.

26.	What can I share on social media?

•

At this time, we are still a public company, and so we are limited by what information we share and how we promote it. In order to comply with SEC rules on distributing information about the transaction, Alteryx will be posting an official announcement on our social media. However, employees should refrain from re-tweeting or re-posting this announcement so that we can all comply with SEC rules.

•	Employees should also be careful to not post information about the transaction on social media.

•	We also ask you to please not share / tweet / favorite / like any media articles or blogs that mention this transaction.

27.	What should I tell customers about the transaction?

•	Please assure customers that:

•	They remain our top priority;

•	It is business as usual;

•	Customer contracts and contacts remain the same; and

•	Customers can work with Alteryx just as they do today.

•	Also share our excitement about this transaction.

•	Clearlake and Insight are two of the most well-respected investment firms in technology and software companies.

•	Their enthusiasm about Alteryx and this agreement underscores the strength of our business and technology.

•	We are focused on being the strongest partner that we can be to our customers, and this transaction is aligned with that goal.

28.	What should I tell partners about the transaction?

•	Please assure partners that:

•	It is business as usual;

•	Contracts and contacts remain the same; and

•	Partners can work with Alteryx just as they do today.

•	Also share our excitement about this transaction.

•	Clearlake and Insight are two of the most well-respected investment firms in technology and software companies.

•	Their enthusiasm about Alteryx and this agreement underscores the strength of our business and technology.

•	We are focused on being the strongest provider that we can be to our customers, and this transaction is aligned with that goal.

•	We expect our growth and success to contribute to that of our partners as well.

29.	What do I do if I am contacted by the media, financial analysts or investors?

•	Consistent with corporate policy, please do not respond, and forward any media inquiries to PR@alteryx.com. Inquiries from investors or financial analysts should be sent to ir@alteryx.com.

30.	When will we receive updates? What if I have additional questions?

•	To the extent there is news to share as we move toward closing, we will keep you informed through usual channels.

•	If you have questions, you can reach out to HR or your direct supervisor.

Additional Information and Where to Find It

Alteryx, Inc. (“Alteryx”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of Alteryx (the “Transaction”). Alteryx plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction.

Mark Anderson, Charles R. Cory, Jeffrey L. Horing, Anjali Joshi, Timothy I. Maudlin, CeCe Morken, Eileen M. Schloss, Dean A. Stoecker and Dan Warmenhoven, all of whom are members of Alteryx’s Board of Directors, and Kevin Rubin, Alteryx’s chief financial officer, are participants in Alteryx’s solicitation. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. The beneficial ownership of each such person, as of the date specified, appears in the table below. Please see the section captioned “Executive Compensation—Employment Agreements and Severance and Change in Control Benefits” in Alteryx’s definitive proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2023, and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1689923/000114036123016229/ny20006541x2_def14a.htm, for certain illustrative information on the payments that may be owed to Alteryx’s named executive officers in a change of control of Alteryx.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Alteryx will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ALTERYX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Alteryx with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Alteryx’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Alteryx with the SEC in connection with the Transaction will also be available, free of charge, at Alteryx’s investor relations website (https://investor.alteryx.com), or by emailing Alteryx’s investor relations department (ir@alteryx.com).

Individual	Beneficial Ownership as of December 15, 2023
	Class A Common Stock	Class B Stock
Mark Anderson	146,209	—
Charles R. Cory	9,390	105,156
Jeffrey L. Horing	1,003,543	—
Anjali Joshi	7,806	—
Timothy I. Maudlin	41,171	36,451
CeCe Morken	7,334	—
Eileen M. Schloss	6,715	—
Dean A. Stoecker	424,205	7,296,804
Dan Warmenhoven	7,334	—
Kevin Rubin	79,703	4,863

The amounts specified above are determined in accordance with the rules of the SEC and include securities that will vest within 60 days of December 15, 2023. With respect to Mr. Horing, such beneficial ownership includes 911,829 shares of Class A Common Stock owned by investment funds affiliated with Insight Holdings Group, LLC, which entity is affiliated with one of the acquirers in the Transaction.

Forward-Looking Statements

This communication may contain forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including: (i) the expected timing of the closing of the Transaction; (ii) considerations taken into account by Alteryx’s Board of Directors in approving the Transaction; and (iii) expectations for Alteryx following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Alteryx’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstance that could give rise to the right to terminate the Transaction, including in circumstances requiring Alteryx to pay a termination fee; (iii) possible disruption related to the Transaction to Alteryx’s current plans and operations, including through the loss of customers and employees; (iv) the amount of the costs, fees, expenses and charges related to the Transaction; (v) the risk that Alteryx’s stock price may fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (vi) the diversion of Alteryx management time and attention from ongoing business operations and opportunities; (vii) the response of competitors to the Transaction; and (viii) other risks and uncertainties detailed in the periodic reports that Alteryx files with the SEC, including Alteryx’s Annual Report on Form 10-K and Alteryx’s quarterly report on Form 10-Q. All forward-looking statements in this communication are based on information available to Alteryx as of the date of this communication, and Alteryx does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.